Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Raymond A. Low
Chief Financial Officer

(510) 683-5900

Leslie Green

Green Communications Consulting, LLC

(650) 312-9060

AXT, Inc. Announces Fourth Quarter and Fiscal 2009 Financial Results

FREMONT, Calif., Feb. 23, 2010 — AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the fourth quarter and fiscal year ended Dec. 31, 2009.

Fourth Quarter 2009 Results

Revenue for the fourth quarter of 2009 was $17.8 million, compared with $16.8 million in the third quarter of 2009, and $15.6 million in the fourth quarter of 2008.  Total gallium arsenide (GaAs) substrate revenue was $12.6 million for the fourth quarter of 2009, compared with $13.3 million in the third quarter of 2009, and $9.1 million in the fourth quarter of 2008.

Indium phosphide (InP) substrate revenue was $513,000 for the fourth quarter of 2009, compared with $688,000 in the third quarter of 2009 and $473,000 in the fourth quarter of 2008.  Germanium (Ge) substrate revenue was $1.9 million for the fourth quarter of 2009 compared with $1.8 million in the third quarter of 2009 and $684,000 in the fourth quarter of 2008.  Raw materials sales were $2.8 million for the fourth quarter of 2009 compared with $1.0 million in the third quarter of 2009 and $5.3 million in the fourth quarter of 2008.

Gross margin was 33.9 percent of revenue for the fourth quarter of 2009.  This included a benefit from the net sale of approximately $727,000 in fully reserved wafers, which positively affected the quarterly gross margin by 4.1 percentage points.  By comparison, gross margin in the third quarter of 2009 was 32.9 percent.  This included a benefit from the net sales of approximately $94,000 in fully reserved wafers, which positively affected third quarter gross margin by 0.6 percentage points.  Gross margin in the fourth quarter of 2008 was 4.8 percent, including a benefit from the net sale of approximately $663,000 in fully reserved wafers, which positively affected the quarterly gross margins by 4.2 percentage points.

Operating expenses were $3.0 million in the fourth quarter of 2009, compared with $3.7 million in the third quarter of 2009, and $4.1 million in the fourth quarter of 2008.

Income from operations for the fourth quarter of 2009 was $3.1 million compared with income from operations of $1.9 million in the third quarter of 2009.  In the fourth quarter of 2008, the company recorded a loss from operations of $3.4 million.

AXT, Inc.
4281 Technology Drive
Fremont, CA 94538
Tel: 510.683.5900
Fax: 510.353.0668
www.axt.com.

Net income in the fourth quarter of 2009 was $2.9 million or $0.09 per diluted share, compared with net income of $2.1 million or $0.07 per diluted share in the third quarter of 2009, and net loss of $2.4 million, or a loss of $0.08 per diluted share in the fourth quarter of 2008.

Fiscal Year 2009 Results

Revenue for fiscal year 2009 was $55.4 million, compared with $73.1 million in fiscal year 2008.  Gross margin for fiscal year 2009 was 25.1 percent of revenue compared with 24.6 percent of revenue for fiscal year 2008.

Net loss for fiscal year 2009 was $1.8 million or a loss of $0.07 per diluted share compared with net loss of $689,000 or a loss of $0.03 per diluted share for fiscal year 2008.

Management Qualitative Comments

“The fourth quarter was another positive quarter for AXT,” said Morris Young, chief executive officer.  “Our successful restructuring efforts and ongoing manufacturing efficiency improvements, coupled with stronger than expected raw materials revenue, resulted in solid financial results that were ahead of our expectations.  Further, our qualifications with new and returning customers continued to progress well as we have committed increased funding to our engineering and customer support efforts.  We are also seeing positive long-term trends in each of our key markets that are likely to support our growth in 2010 and beyond.  AXT is well-positioned to accommodate this increasing demand with minimal capital requirements, and we believe that our unique structure will further separate our capabilities from our competitors as all of these markets develop.”

Outlook for First Quarter, Ending March 31, 2010

AXT estimates that the positive demand environment for substrates will offset normal seasonality resulting in revenue of between $17.8 million and $18.5 million. The company estimates that net income per diluted share will be between $0.04 and $0.07, which takes into account its weighted average share count of approximately 31.7 million shares.

Conference Call

The company will also host a conference call today to discuss these results at 1:30 p.m. Pacific Time. The conference call can be accessed at (719) 325-2223 (passcode 1457411). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (719) 457-0820 (passcode 1457411) until March 3, 2010. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell. Its vertical gradient freeze (VGF) technique for manufacturing

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semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding our outlook for the first quarter of 2010, our manufacturing efficiency improvements, our commitment to increased funding for our engineering and customer support efforts, trends in our key markets, our ability to accommodate demand for our products, our capital requirements and our business structures.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to overall conditions in the markets in which the company competes; global financial conditions and uncertainties, market acceptance and demand for the company’s products; the impact of the factory closures or other delays by our customers on the timing of sales of products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

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AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Revenue	$17,836	$15,646	$55,364	$73,075
Cost of revenue	11,784	14,888	41,495	55,115
Gross profit	6,052	758	13,869	17,960

Operating expenses:
Selling, general and administrative	2,574	3,605	13,389	15,751
Research and development	394	529	1,569	2,164
Impairment on assets held for sale	—	—	—	83
Restructuring charge	—	—	507	—
Total operating expenses	2,968	4,134	15,465	17,998
Income (loss) from operations	3,084	(3,376)	(1,596)	(38)
Interest income, net	60	80	177	513
Other income (expense), net	(152)	583	385	1,290

Income (loss) before provision for income taxes	2,992	(2,713)	(1,034)	1,765
Provision (benefit) for income taxes	(42)	(349)	471	1,023
Net income (loss)	3,034	(2,364)	(1,505)	742

Less: Net income (loss) attributable to noncontrolling interest	(257)	(7)	(393)	(1,431)
Net income (loss) attributable to AXT, Inc.	$2,777	$(2,371)	$(1,898)	$(689)

Net income (loss) attributable to AXT, Inc. per common share:
Basic	$0.09	$(0.08)	$(0.07)	$(0.03)
Diluted	$0.09	$(0.08)	$(0.07)	$(0.03)

Weighted average number of common shares outstanding:
Basic	30,647	30,434	30,500	30,400
Diluted	31,322	30,434	30,500	30,400

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AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	December 31, 2009	December 31, 2008
Assets:
Current assets
Cash and cash equivalents	$16,934	$13,566
Short-term investments	18,469	17,756
Accounts receivable, net	15,362	11,497
Inventories, net	27,718	35,082
Prepaid expenses and other current assets	2,411	3,131
Total current assets	80,894	81,032

Property, plant and equipment, net	20,853	22,184
Restricted deposits	0	3,013
Other assets	6,199	5,433

Total assets	$107,946	$111,662

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	$5,571	$6,657
Accrued liabilities	4,566	4,453
Line of credit	0	3,013
Current portion of long-term debt	76	73
Total current liabilities	10,213	14,196

Long-term debt, net of current portion	420	496
Other long-term liabilities	62	94
Total liabilities	10,695	14,786

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	187,901	186,784
Accumulated deficit	(101,130)	(99,232)
Other comprehensive income	4,300	2,580
Total AXT, Inc. stockholders’ equity	94,603	93,664

Noncontrolling interest	2,648	3,212
Total stockholders’ equity	97,251	96,876

Total liabilities and stockholders’ equity	$107,946	$111,662